As filed with the Securities and Exchange Commission on January 8, 2014

Registration No. 333-193074

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-1

REGISTRATION STATEMENT

Under

THE SECURITIES ACT OF 1933

RECEPTOS, INC.

(Exact name of registrant as specified in its charter)

Delaware	2834	26-4190792
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

10835 Road to the Cure, Suite 205

San Diego, California 92121

(858) 652-5700

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Faheem Hasnain

Chief Executive Officer

Receptos, Inc.

10835 Road to the Cure, Suite 205

San Diego, California 92121

(858) 652-5700

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Mike Hird, Esq. Patty DeGaetano, Esq. Pillsbury Winthrop Shaw Pittman LLP 12255 El Camino Real, Suite 300 San Diego, California 92130	Thomas Coll, Esq. Charles Kim, Esq. Sean Clayton, Esq. Cooley LLP 4401 Eastgate Mall San Diego, California 92121

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☒  File No. 333-193074

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒ (Do not check if a smaller reporting company)	Smaller reporting company ☐

This Registration Statement shall become effective upon filing in accordance with Rule 462(d) under the Securities Act of 1933.

EXPLANATORY NOTE

This Post-Effective Amendment No. 1 to Form S-1 Registration Statement (File No. 333-193074) is filed pursuant to Rule 462(d) solely to add an updated Exhibit 5.1 with respect to such Registration Statement.

2

Part II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 16.  Exhibits and Financial Statement Schedules

(a)                                 Exhibits

See the Exhibit Index on the page immediately preceding the exhibits for a list of exhibits filed as part of this registration statement on Form S-1, which Exhibit Index is incorporated hereby by reference.

(b)                                 Financial Statement Schedules.

Not applicable.

II-1

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of San Diego, State of California, on the 8th day of January, 2014.

RECEPTOS, INC.

By:	/s/ Faheem Hasnain
Faheem Hasnain
President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ Faheem Hasnain	President, Chief Executive Officer and	January 8, 2014
Faheem Hasnain	Director (Principal Executive Officer)

/s/ Graham Cooper	Chief Financial Officer	January 8, 2014
Graham Cooper	(Principal Financial Officer)

/s/ David Hinkle	Senior Director, Finance & Controller	January 8, 2014
David Hinkle	and Chief Accounting Officer (Principal Accounting Officer)

*	Chairman of the Board	January 8, 2014
William H. Rastetter, Ph.D.

*	Director	January 8, 2014
Kristina Burow

*	Director	January 8, 2014
Doug Cole, M.D.

*	Director	January 8, 2014
Erle T. Mast

*	Director	January 8, 2014
Amir Nashat, Ph.D.

*	Director	January 8, 2014
S. Edward Torres

*By:	/s/ Faheem Hasnain
Faheem Hasnain, Attorney-in-Fact

II-2

EXHIBIT INDEX

Exhibit Number	Description
1.1+	Form of Underwriting Agreement.

3.1+	Amended and Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.1 to the Company’s Quarterly Report on Form 10-Q filed June 20, 2013).

3.2+	Amended and Restated Bylaws (incorporated by reference to Exhibit 3.2 to the Company’s Quarterly Report on Form 10-Q filed June 20, 2013).

4.1+	Form of Common Stock Certificate (incorporated by reference to Exhibit 4.1 of the Company’s Registration Statement on Form S-1, as amended (File No. 333-187737), originally filed on April 4, 2013).

4.2+

Third Amended and Restated Investors’ Rights Agreement, dated February 3, 2012, between Receptos, Inc. and certain investors (incorporated by reference to Exhibit 4.3 of the Company’s Registration Statement on Form S-1, as amended (File No. 333-187737), originally filed on April 4, 2013).

4.3+

Omnibus Approval and Amendment with Respect to Series B Preferred Stock Purchase Agreement and Third Amended and Restated Investors’ Rights Agreement, dated February 23, 2012, between Receptos, Inc. and certain investors (incorporated by reference to Exhibit 4.4 of the Company’s Registration Statement on Form S-1, as amended (File No. 333-187737), originally filed on April 4, 2013).

4.4+

Omnibus Approval and Amendment with Respect to Series B Preferred Stock Purchase Agreement and Third Amended and Restated Investors’ Rights Agreement, dated March 6, 2012, between Receptos, Inc. and certain investors (incorporated by reference to Exhibit 4.5 of the Company’s Registration Statement on Form S-1, as amended (File No. 333-187737), originally filed on April 4, 2013).

4.5+

Approval with Respect to Series B Preferred Stock Purchase Agreement, dated March 6, 2012, between Receptos, Inc. and certain investors (incorporated by reference to Exhibit 4.6 of the Company’s Registration Statement on Form S-1, as amended (File No. 333-187737), originally filed on April 4, 2013).

4.6+

Third Amended and Restated Right of First Refusal and Co-Sale Agreement, dated February 3, 2012, between Receptos, Inc. and certain investors (incorporated by reference to Exhibit 4.7 of the Company’s Registration Statement on Form S-1, as amended (File No. 333-187737), originally filed on April 4, 2013).

4.7+

Form of Omnibus Acknowledgment and Agreement with Respect to Potential Initial Public Offering, dated April 18, 2013, between Receptos, Inc. and certain investors (incorporated by reference to Exhibit 4.8 of the Company’s Registration Statement on Form S-1, as amended (File No. 333-187737), originally filed on April 4, 2013).

5.1	Opinion of Pillsbury Winthrop Shaw Pittman LLP.

10.1#+

Form of Indemnification Agreement between Receptos, Inc. and its officers and directors (incorporated by reference to Exhibit 10.1 of the Company’s Registration Statement on Form S-1, as amended (File No. 333-187737), originally filed on April 4, 2013).

10.2#+

2008 Stock Plan, as amended to date (incorporated by reference to Exhibit 10.2 of the Company’s Registration Statement on Form S-1, as amended (File No. 333-187737), originally filed on April 4, 2013).

10.3#+

Form of Stock Option Agreement for options granted under 2008 Stock Plan (incorporated by reference to Exhibit 10.3 of the Company’s Registration Statement on Form S-1, as amended (File No. 333-187737), originally filed on April 4, 2013).

10.4#+

Form of Stock Option Agreement—Early Exercise for options granted under 2008 Stock Plan (incorporated by reference to Exhibit 10.4 of the Company’s Registration Statement on Form S-1, as amended (File No. 333-187737), originally filed on April 4, 2013).

10.5#+	2013 Stock Incentive Plan (incorporated by reference to Exhibit 10.5 of the Company’s Registration Statement on Form S-1, as amended (File No. 333-187737), originally filed on April 4, 2013).

10.6#+

Form of Non-Qualified Stock Option Agreement and Form of Restricted Stock Agreements for awards granted under the 2013 Stock Incentive Plan (incorporated by reference to Exhibit 10.6 of the Company’s Registration Statement on Form S-1, as amended (File No. 333-187737), originally filed on April 4, 2013).

10.7#+	Employee Stock Purchase Plan (incorporated by reference to Exhibit 10.7 of the Company’s Registration Statement on Form S-1, as amended (File No. 333-187737), originally filed on April 4, 2013).

10.8+

Lease, dated August 24, 2007, between Apoptos, Inc. (predecessor to Receptos, Inc.) and BMR-10835 Road to the Cure, LLC (incorporated by reference to Exhibit 10.8 of the Company’s Registration Statement on Form S-1, as amended (File No. 333-187737), originally filed on April 4, 2013).

10.9+

First Amendment to Lease, dated March 30, 2008, by and between Apoptos, Inc. (predecessor to Receptos, Inc.) and BMR-10835 Road to the Cure, LLC (incorporated by reference to Exhibit 10.9 of the Company’s Registration Statement on Form S-1, as amended (File No. 333-187737), originally filed on April 4, 2013).

10.10+

Second Amendment to Lease, dated May 11, 2009, by and between Apoptos, Inc. (predecessor to Receptos, Inc.) and BMR-10835 Road to the Cure, LLC (incorporated by reference to Exhibit 10.10 of the Company’s Registration Statement on Form S-1, as amended (File No. 333-187737), originally filed on April 4, 2013).

10.11+

Amended and Restated Second Amendment to Lease, dated September 15, 2009, by and between Apoptos, Inc. (predecessor to Receptos, Inc.) and BMR-10835 Road to the Cure, LLC (incorporated by reference to Exhibit 10.11 of the Company’s Registration Statement on Form S-1, as amended (File No. 333-187737), originally filed on April 4, 2013).

10.12+

Assignment, dated June 8, 2010, by and between Apoptos, Inc. and Receptos, Inc. (incorporated by reference to Exhibit 10.12 of the Company’s Registration Statement on Form S-1, as amended (File No. 333-187737), originally filed on April 4, 2013).

10.13+

Third Amendment to Lease, dated January 6, 2012, by and between Receptos, Inc. and BMR Road to the Cure, LP (successor-in-interest to BMR-10835 Road to the Cure, LLC) (incorporated by reference to Exhibit 10.13 of the Company’s Registration Statement on Form S-1, as amended (File No. 333-187737), originally filed on April 4, 2013).

10.14+	Fourth Amendment to Lease, dated September 30, 2013, by and between Receptos, Inc. and BMR Road to the Cure, LP (successor-in-interest to BMR-10835 Road to the Cure, LLC).

10.15†+

License Agreement, dated June 18, 2009, by and between Receptos, Inc. and The Scripps Research Institute (incorporated by reference to Exhibit 10.14 of the Company’s Registration Statement on Form S-1, as amended (File No. 333-187737), originally filed on April 4, 2013).

10.16†+

First Amendment to License Agreement, dated June 13, 2011, by and between Receptos, Inc. and The Scripps Research Institute (incorporated by reference to Exhibit 10.15 of the Company’s Registration Statement on Form S-1, as amended (File No. 333-187737), originally filed on April 4, 2013).

10.17†+

Amendment to License Agreement, dated April 2, 2012, by and between Receptos, Inc. and The Scripps Research Institute (incorporated by reference to Exhibit 10.16 of the Company’s Registration Statement on Form S-1, as amended (File No. 333-187737), originally filed on April 4, 2013).

10.18†+

License Agreement, dated April 21, 2009, by and between Receptos, Inc. (formerly known as Receptor Pharmaceuticals, Inc.) and The Scripps Research Institute (incorporated by reference to Exhibit 10.17 of the Company’s Registration Statement on Form S-1, as amended (File No. 333-187737), originally filed on April 4, 2013).

10.19†+

Collaboration Agreement, dated December 20, 2010, by and between Receptos, Inc. and Eli Lilly and Company (incorporated by reference to Exhibit 10.18 of the Company’s Registration Statement on Form S-1, as amended (File No. 333-187737), originally filed on April 4, 2013).

10.20†+

First Amendment to Collaboration Agreement, dated March 14, 2011, by and between Receptos, Inc. and Eli Lilly and Company (incorporated by reference to Exhibit 10.19 of the Company’s Registration Statement on Form S-1, as amended (File No. 333-187737), originally filed on April 4, 2013).

10.21†+

Second Amendment to Collaboration Agreement, dated March 1, 2011, by and between Receptos, Inc. and Eli Lilly and Company (incorporated by reference to Exhibit 10.20 of the Company’s Registration Statement on Form S-1, as amended (File No. 333-187737), originally filed on April 4, 2013).

10.22†+

License and Technology Transfer Agreement, dated December 28, 2010, by and between Receptos, Inc. and Ortho- McNeil-Janssen Pharmaceuticals, Inc. (incorporated by reference to Exhibit 10.21 of the Company’s Registration Statement on Form S-1, as amended (File No. 333-187737), originally filed on April 4, 2013).

10.23†+

Collaboration Agreement, dated December 5, 2011, by and between Receptos, Inc. and Ono Pharmaceutical Co., Ltd. (incorporated by reference to Exhibit 10.22 of the Company’s Registration Statement on Form S-1, as amended (File No. 333-187737), originally filed on April 4, 2013).

10.24†+

Development License and Option Agreement, dated October 3, 2012, by and among Receptos, Inc., AbbVie Bahamas Ltd. and AbbVie Inc. (incorporated by reference to Exhibit 10.23 of the Company’s Registration Statement on Form S-1, as amended (File No. 333-187737), originally filed on April 4, 2013).

10.25+

First Amendment to Development License and Option Agreement, dated January 28, 2013, by and among Receptos, Inc., AbbVie Bahamas Ltd. and AbbVie Inc. (incorporated by reference to Exhibit 10.24 of the Company’s Registration Statement on Form S-1, as amended (File No. 333-187737), originally filed on April 4, 2013).

10.26#+

Restricted Stock Issuance Agreement, dated November 19, 2010, between Receptos, Inc. and Faheem Hasnain (incorporated by reference to Exhibit 10.32 of the Company’s Registration Statement on Form S-1, as amended (File No. 333-187737), originally filed on April 4, 2013).

10.27#+

Restricted Stock Issuance Agreement, dated July 30, 2009, between Receptos, Inc. and Robert J. Peach (incorporated by reference to Exhibit 10.35 of the Company’s Registration Statement on Form S-1, as amended (File No. 333-187737), originally filed on April 4, 2013).

10.28#+

Restricted Stock Issuance Agreement, dated July 30, 2009, between Receptos, Inc. and Marcus F. Boehm (incorporated by reference to Exhibit 10.36 of the Company’s Registration Statement on Form S-1, as amended (File No. 333-187737), originally filed on April 4, 2013).

10.29#+

Amended and Restated Consulting Agreement, dated January 24, 2013, between Receptos, Inc. and Edward Roberts (incorporated by reference to Exhibit 10.37 of the Company’s Registration Statement on Form S-1, as amended (File No. 333-187737), originally filed on April 4, 2013).

10.30#+

Amended and Restated Consulting Agreement, dated January 24, 2013, between Receptos, Inc. and Hugh Rosen (incorporated by reference to Exhibit 10.38 of the Company’s Registration Statement on Form S-1, as amended (File No. 333-187737), originally filed on April 4, 2013).

10.31#+

Credit and Security Agreement, dated April 19, 2013, between Receptos, Inc., Apoptos, Inc. and MidCap Funding III, LLC (incorporated by reference to Exhibit 10.40 of the Company’s Registration Statement on Form S-1, as amended (File No. 333-187737), originally filed on April 4, 2013).

10.32#+

Pledge Agreement, dated April 19, 2013, between Receptos, Inc. and MidCap Funding III, LLC (incorporated by reference to Exhibit 10.41 of the Company’s Registration Statement on Form S-1, as amended (File No. 333-187737), originally filed on April 4, 2013).

10.33#+

Secured Promissory Note, dated April 19, 2013, issued by Receptos, Inc. and Apoptos, Inc. to MidCap Funding III, LLC (incorporated by reference to Exhibit 10.42 of the Company’s Registration Statement on Form S-1, as amended (File No. 333-187737), originally filed on April 4, 2013).

10.34#+

Amended and Restated Employment Agreement, dated September 17, 2013, by and between Receptos, Inc. and Faheem Hasnain (incorporated by reference to Exhibit 10.1 to the Company’s Quarterly Report on Form 10-Q filed October 31, 2013).

10.35#+

Amended and Restated Employment Agreement, dated September 17, 2013, by and between Receptos, Inc. and Graham Cooper (incorporated by reference to Exhibit 10.2 to the Company’s Quarterly Report on Form 10-Q filed October 31, 2013).

10.36#+

Amended and Restated Employment Agreement, dated September 17, 2013, by and between Receptos, Inc. and Sheila K. Gujrathi, M.D. (incorporated by reference to Exhibit 10.3 to the Company’s Quarterly Report on Form 10-Q filed October 31, 2013).

10.37#+

Amended and Restated Employment Agreement, dated September 17, 2013, by and between Receptos, Inc. and Robert Peach, Ph.D. (incorporated by reference to Exhibit 10.4 to the Company’s Quarterly Report on Form 10-Q filed October 31, 2013).

10.38#+

Amended and Restated Employment Agreement, dated September 17, 2013, by and between Receptos, Inc. and Marcus F. Boehm, Ph.D. (incorporated by reference to Exhibit 10.5 to the Company’s Quarterly Report on Form 10-Q filed October 31, 2013).

10.39#+

Amended and Restated Employment Agreement, dated September 17, 2013, by and between Receptos, Inc. and Chrysa Mineo (incorporated by reference to Exhibit 10.6 to the Company’s Quarterly Report on Form 10-Q filed October 31, 2013).

10.40#+	Employment Agreement, dated November 26, 2013, by and between Receptos, Inc. and Christian Waage.

10.41†+

First Amendment to Collaboration Agreement, dated December 6, 2013, by and between Receptos, Inc. and Ono Pharmaceutical Co., Ltd. (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed December 10, 2013).

21.1+	List of Subsidiaries (incorporated by reference to Exhibit 21.1 of the Company’s Registration Statement on Form S-1, as amended (File No. 333-187737), originally filed on April 4, 2013).

23.1+	Consent of Ernst & Young LLP, independent registered public accounting firm.

23.2	Consent of Pillsbury Winthrop Shaw Pittman LLP (included in Exhibit 5.1).

24.1+	Power of Attorney.

101.INS@+	XBRL Instance Document

101.SCH@+	XBRL Taxonomy Extension Schema Document

101.CAL@+	XBRL Taxonomy Extension Calculation Linkbase Document

101.DEF@+	XBRL Taxonomy Extension Definition Linkbase Document

101.LAB@+	XBRL Taxonomy Extension Label Linkbase Document

101.PRE@+	XBRL Taxonomy Extension Presentation Linkbase Document

#                                         Management contract or compensatory arrangement.

†                                         Confidential treatment has been granted with respect to certain portions of this exhibit. Omitted portions have been filed separately with the Securities and Exchange Commission.

@                                    In accordance with Rule 406T of Regulation S-T, the XBRL related information in Exhibit 101 is deemed not filed or part of a registration statement or prospectus for purposes of Sections 11 or 12 of the Securities Act, is deemed not filed for purposes of Section 18 of the Exchange Act, and otherwise is not subject to liability under these sections.

+                                         Previously filed.